July 19, 2019

Mr. Raymond Wright

Chairman,

Greenway Technologies Inc.

Dear Mr. Chairman:

Please accept and acknowledge this as my letter of resignation, effective immediately, as chief executive officer and President of Greenway Technologies Inc. ( GWTI)

My Employment Agreement as President expired on May 15th, 2019 and a (60) sixty-day extension expired on July 15, 2019.

An additional (90) ninety day extension to October 15th, 2019 was proposed and it appeared we would be able to execute that extension. However, in light of your message to me stating last evening that “the Board of Directors cannot agree to the terms you provided to continue serving as president / CEO of GWTI for an additional (90) days” I am submitting my resignation.

Much of my first year as president of GWTI was focused on corporate governance and establishing direct and candid communications both internally and with our shareholders, partners and investors / potential investors. There is still work to be done in those areas as well as working to insure that as a public company we are compliant with SEC and State of Texas regulations and fulfilling our responsibilities to the shareholder owners of GWTI.

I have been focused on and dedicated to working to make sure the actions we take and the decisions we make are legal, compliant, transparent and in the best interest of the shareholders. I hoped to have the opportunity to continue serve as President and chief executive officer with those goals in mind and to continue to help get and keep GWTI on track in all aspects of the Company.

I leave with concerns, as a shareholder and former Officer but wish the Company every success in commercializing it’s game changing GTL technology and operating as a compliant and well-directed public company on behalf of the shareholders.

Sincerely,

John Olynick

CC: Carl Ranno, Kevin Jones, Ransom Jones, Kent Harer, Paul Alfano, Michael Wykrent